Exhibit 99.1

Eastside Distilling, Inc. Announces Exercise of Existing Warrants and Issuance of Warrants in Private Placement

PORTLAND, Oregon, August 2, 2021 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds craft inspired experiential brands and high-quality artisan products around premium spirits and ready-to-drink “RTD” craft cocktails, today announced that it has entered into agreements with Bigger Capital Fund, LP and District 2 Capital Fund LP to exercise their existing warrants for cash in exchange for the Company’s agreement to issue in a private placement new warrants to purchase up to 900,000 shares of its common stock.

The new warrants have substantially the same terms as the existing warrants, except that the new warrants have an exercise price of $3.00 per share and are exercisable five years after they become exercisable. The new warrants will be exercisable upon the Company’s receipt of approval from its stockholders to (1) amend its articles of incorporation to increase its authorized common stock to a number of shares that equals or exceeds 17,000,000 shares, and (2) to approve the terms and issuance of the New Warrants.

The Company previously filed and made available to our stockholders our proxy statement and related proxy materials on July 6, 2021, which contained six proposals. The Company will be sending supplementary proxy materials to our stockholders to (i) add a new proposal to the original proxy statement in order to approve the terms of the new warrants, and (ii) postpone the 2021 annual meeting of stockholders, which was originally scheduled for August 19, 2021, to September 13, 2021 in order to provide additional time for stockholders to review the additional proposal and cast their vote.

The Company received approximately $2.385 million in cash proceeds from the exercise of the existing warrants. The use of proceeds will be shared when the Company releases its 3-Year Strategic Operating Plan.

Geoffrey Gwin, Chief Financial Officer, commented, “We are excited to continue to partner with Bigger Capital and District 2 Capital as we execute on our growth plan.”

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 15 days of the closing to register the resale of the shares of common stock underlying the new warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions, general competitive factors, the impact of COVID-19 and related business disruption, the Company’s ongoing financing requirements and ability to achieve any financing, acceptance of the Company’s products in the market, the Company’s success in obtaining new customers, the Company’s success in product development, the Company’s ability to execute its business model and strategic plans, the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue and profitability, our ability to reduce operating or other expenses, the anticipated demand from the craft beer industry, the effects of COVID-19, including the impact on sales, and the success of initiatives implemented to address the business disruption resulting from COVID-19 and earnings guidance for the second quarter of 2021. The Company assumes no obligation to update the cautionary information in this press release.